EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

The Board of Directors

Regent Energy Corporation:

We have issued our report accompanying the financial statements of Regent Energy Corporation, included in its Form 8-K/A for the years ended December 31, 2000 and 1999, and hereby consent to the incorporation by reference of such reports in this Registration Statement filed on Form S-8.

/s/ Hein + Associates LLP

Hein + Associates, LLP

Houston, Texas

March 12, 2002